Exhibit 5.1


                                                                    June 25 1998


Compositech Ltd.
120 Ricefield Lane
Hauppauge, NY 11788


Dear Sirs:

     We refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by Compositech Ltd., a Delaware corporation ("Compositech" or the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shelf registration of the following shares of Common Stock, par value $.01 per share (the "Shares"), of the Company: (a) 1,466,667 Shares issuable upon the conversion of 220 shares of the 7% Series B Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company; (b) 209,220 Shares which may be issuable as dividends in respect of the Preferred Stock and (c) 125,000 Shares underlying Common Stock Purchase Warrants issued to Trautman Kramer & Company, Inc., as compensation in connection with the Company's private placement of the Preferred Stock (the "Warrants"). You have requested that we furnish our opinion as to the matters set forth below.

     In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have considered necessary or advisable for the purpose of this opinion. We have relied as to factual matters on certificates or other documents furnished by the Company or its officers and directors and by governmental authorities and upon such other documents and data as we have deemed appropriate. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have not independently verified such information and assumptions. We express no opinion as to the law of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

     Subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, upon delivery and payment therefor in accordance with the terms of the Warrants and the Preferred Stock or issuance as a dividend will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm which appears in the Prospectus constituting a part thereof under the caption "Legal Opinions." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                            PATTERSON, BELKNAP, WEBB & TYLER LLP



                                            BY: /s/ John E. Schmeltzer, III
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